EXHIBIT 99.1
FOR IMMEDIATE RELEASE:
Frederick’s of Hollywood Group Inc. Announces Director Resignation
New York, New York (August 5, 2008)—Frederick’s of Hollywood Group Inc. (AMEX: FOH) (“Company”) today announced that, effective August 1, 2008, independent director and compensation committee chairperson Rose Peabody Lynch has resigned from the board of directors and as chairperson of the compensation committee in order to devote necessary time to her other professional commitments. Thomas Lynch, a current compensation committee member, will replace Ms. Lynch as chairman of the compensation committee. The nominating committee has commenced a search for a replacement to fill the vacancy on the board created by Ms. Lynch’s resignation.
Forward Looking Statement
Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.
About Frederick’s of Hollywood Group Inc.
Frederick’s of Hollywood Group Inc. conducts its business through two operating divisions: The “Frederick’s of Hollywood” multi-channel retail division and the “Movie Star” wholesale division.
About the Frederick’s of Hollywood Multi-Channel Retail Division
Through “Frederick’s of Hollywood,” we primarily sell women’s intimate apparel and related products under our proprietary Frederick’s of Hollywood® brand through more than 130 specialty retail stores nationwide, our world-famous catalog and an online shop at www.fredericks.com. By keeping an eye toward modern Hollywood as well as its own legendary history, Frederick’s of Hollywood creates innovative, alluring lingerie that is coveted by its customers. With its exclusive product offerings including Seduction by Frederick’s of Hollywood, and the Hollywood Exxtreme Cleavage Bra, Frederick’s of Hollywood is the Original Sex Symbol™.
About the Movie Star Wholesale Division
Through “Movie Star,” we design, manufacture, import, market and distribute women’s intimate apparel, including sleepwear, robes, leisurewear and daywear, to mass merchandisers, specialty and department stores, discount retailers, national and regional chains and direct mail catalog marketers throughout the United States. Current collections include the Cinema Etoile premium line of intimate apparel and the Movie Star line of apparel sold as private label programs.

CONTACT: Frederick’s of Hollywood Group Inc. Thomas Rende, CFO (212) 798-4700